Issuer Free Writing Prospectus
Filed by: ARMOUR Residential REIT, Inc.
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-11: No. 333-169395

ARMOUR RESIDENTIAL REIT, INC.  ANNOUNCES STAFF ADDITIONS

VERO BEACH, FL  - -  October 6, 2010 - - ARMOUR Residential REIT, Inc. (NYSE Amex: "ARR" and "ARR.WS") (“ARMOUR” or the “Company”) today announced that the Company’s manager, ARMOUR Residential Management LLC ("ARRM"), has hired Mark R. Gruber, CFA as Head of Portfolio Management for ARMOUR Residential REIT, Inc. and Jonna K. Terry as Senior Staff Accountant for ARMOUR Residential REIT, Inc.

From April 2008 until joining ARRM, Mr. Gruber managed a $1.1 billion mortgage portfolio for Penn Mutual Life Insurance. From June 2005 to March 2008 Mr. Gruber was Vice-President of Research and Trading at Bimini Capital Management, Inc., a publicly traded real estate investment trust that managed $4 billion in agency mortgage assets. Mr. Gruber previously worked for Lockheed Martin at the Knolls Atomic Power Laboratory where he was an engineer for the Naval Nuclear Propulsion Program. Mr. Gruber holds an MBA with University Honors from the Tepper School of Business at Carnegie Mellon, an M.S. in Mechanical and Aerospace Engineering from the University of Virginia, and a B.S. in Mechanical Engineering with High Honors from Lehigh University.

Since June 2006, Ms. Terry has been a staff accountant for public accounting and tax reporting enterprises, including two and a half years of experience of public accounting for mortgage-backed securities.  Ms. Terry holds a bachelors degree from Fort Hays State University and is currently pursuing her Certified Public Accountant license.

Mr. Gruber reports to ARMOUR's Co-Chief Executive Officers Scott J. Ulm and Jeffrey J. Zimmer and Ms. Terry reports to ARRM's Chief Accounting Officer Amber K. Luedke.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities, or RMBS, issued or guaranteed by U.S. Government-chartered entities.    ARMOUR is externally managed and advised by ARMOUR RESIDENTIAL MANAGEMENT LLC (“ARRM”).  ARMOUR Residential REIT, Inc. intends to qualify to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ending December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission ("SEC").  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website www.armourreit.com  or by directing requests to:

ARMOUR Residential REIT, Inc.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

Attention: Investor Relations

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jeffrey Zimmer at the telephone number below.

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 617-4340

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